Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated June 18, 2015

Relating to Preliminary Prospectus Supplement dated June 18, 2015

Registration Statement No. 333-202507

ENERGY TRANSFER PARTNERS, L.P.

2.500% SENIOR NOTES DUE 2018

4.150% SENIOR NOTES DUE 2020

4.750% SENIOR NOTES DUE 2026

6.125% SENIOR NOTES DUE 2045

Pricing Term Sheet

Issuer:	Energy Transfer Partners, L.P.

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa3 / BBB- / BBB-

Security Type:	Senior Notes

Pricing Date:	June 18, 2015

Settlement Date:	June 23, 2015 (T+3)

Use of Proceeds:	To repay borrowings outstanding under our revolving credit facility, to fund our growth capital expenditures and for general partnership purposes.

	2.500% Senior Notes due 2018	4.150% Senior Notes due 2020	4.750% Senior Notes due 2026	6.125% Senior Notes due 2045

Maturity Date:	June 15, 2018	October 1, 2020	January 15, 2026	December 15, 2045

Principal Amount:	$650,000,000	$350,000,000**	$1,000,000,000	$1,000,000,000

Benchmark Treasury:	1.125% due June 15, 2018	1.50% due May 31, 2020	2.125% due May 15, 2025	2.50% due February 15, 2045

Benchmark Treasury Yield:	1.019%	1.629%	2.338%	3.153%

Re-offer Spread:	+150 bps	+185 bps	+250 bps	+300 bps

Re-offer Yield to Maturity:	2.519%	3.479%	4.838%	6.153%

Coupon:	2.500%	4.150%	4.750%	6.125%

Public Offering Price:	99.946%	103.113%, plus an aggregate amount of $3,308,472.22, consisting of the pre-issuance accrued and unpaid interest from April 1, 2015.	99.275%	99.619%

Optional Redemption:

Make-Whole Call:	T + 25 bps	T + 30 bps prior to August 1, 2020	T + 40 bps prior to October 15, 2025	T + 45 bps prior to June 15, 2045

Call at Par:	—	On or after August 1, 2020	On or after October 15, 2025	On or after June 15, 2045

Interest Payment Dates:	June 15 and December 15, beginning December 15, 2015	April 1 and October 1, beginning October 1, 2015	January 15 and July 15, beginning January 15, 2016	June 15 and December 15, beginning December 15, 2015

CUSIP / ISIN:	29273R BH1 / US29273RBH12	29273RAX7 / US29273RAX70	29273R BG3 / US29273RBG39	29273R BJ7 / US29273RBJ77

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

DNB Markets, Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	Comerica Securities, Inc. Natixis Securities Americas LLC PNC Capital Markets LLC

* Note: A securities rating is not a recommendation to buy, sell or hold a security and may be subject to revision or withdrawal at any time.

** Note: The Senior Notes due 2020 offered hereby constitute an additional issuance of the $700,000,000 aggregate principal amount of senior notes we originally issued on September 19, 2013. The series of notes offered hereby will form a single series with those senior notes issued on September 19, 2013 having the same maturity. The notes will have the same CUSIP number and will trade interchangeably with the previously issued notes of the series upon settlement.

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC’s online database (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting Wells Fargo Securities, LLC at 1-800-645-3751, Deutsche Bank Securities Inc. at 1-800-503-4611 or Mitsubishi UFJ Securities (USA), Inc. at 1-877-649-6848.